Liberty Energy Inc. Announces Fourth Quarter and Full Year 2025 Financial and Operational Results
January 28, 2026
Denver - (Business Wire) - Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today full year and fourth quarter 2025 financial and operational results.
Summary Results and Highlights
•Revenue of $4.0 billion for the year ended December 31, 2025
•Net income of $148 million, or $0.89 fully diluted earnings per share (“EPS”), for the year ended December 31, 2025
•Adjusted EBITDA1 of $634 million for the year ended December 31, 2025
•Achieved 13% Cash Return on Capital Invested (“CROCI”)2 for the year ended December 31, 2025
•Distributed $77 million to shareholders in 2025 through quarterly cash dividends and share repurchases
•Fourth quarter 2025 revenue of $1.0 billion and net income of $14 million, or $0.08 fully diluted earnings per share
•Fourth quarter 2025 Adjusted EBITDA1 of $158 million
•Raised quarterly cash dividend by 13% to $0.09 per share beginning in the fourth quarter of 2025
•Announced a 1 GW power development agreement with Vantage Data Centers, anchored by a firm reservation contract for 400 MW
•Executed a 330 MW power reservation and preliminary energy services agreement (“ESA”) with a leading data center developer for a site expansion in Texas last week
•Accelerated deployment plan for distributed power projects to 3 GW by 2029
“Liberty’s strong fourth quarter results capped a year marked by heightened oil market uncertainty and softer industry completions activity. Our team’s focus on technological innovation and strong operational execution drove superior performance and a resilient CROCI2 of 13% during a volatile year,” commented Ron Gusek, chief executive officer. “During the year, we strengthened our customer relationships by expanding our simulfrac offering with strategic, dedicated customers and delivering meaningful efficiencies. Leveraging Liberty developed AI-driven asset optimization software and our digiTechnologiesSM transition, we reduced total maintenance costs per unit of work by approximately 14%. We built the Liberty Power Innovations (“LPI”) execution platform for earnings growth with strategic partnerships and targeted investments. We have gained strong commercial traction, capitalizing on the revolutionary transformation of power supply and delivery that is redefining the energy landscape.”
“Earlier this year, we announced an agreement with Vantage Data Centers to develop and deliver at least one gigawatt (“1 GW”) of utility scale, high efficiency power solutions, supporting the energization of Vantage data center projects for hyperscale end users. The agreement is anchored by a firm reservation of 400 megawatts (“MW”) delivered during 2027, with a contracted payment structure that aligns with the expected returns under an ESA with end users,” continued Mr. Gusek. “This agreement creates a collaborative framework to accelerate the deployment of power solutions for Vantage’s data centers, preserving flexible execution to meet customer needs across a broad portfolio of data center sites.”
“We also entered into a power reservation and preliminary ESA with another leading data center developer for a 330 MW data center expansion in Texas. The project is currently expected to begin operations in two phases, with the first half online in Q4 2027 and the second half in Q2 2028. The agreement defines the economic terms of the expected ESA as well as the construction schedule, cost recovery, and termination payment provisions in the event the final agreement is not executed,” continued Mr. Gusek. “Our projects will be developed using LPI’s ForteSM modular, standardized construction approach designed to de-risk project execution and will include the TempoSM power quality system to manage the high-amplitude, cyclical load variations of AI workloads. These customers could also benefit from the ChorusSM solution with a potential grid integration, optimizing power costs and providing access to grid attributes that they value.”
“We are at the forefront of a seismic shift in how data centers and other large loads are sourcing power. Onsite generation has emerged as the preferred long-term energy strategy for large consumers of power due to evolving grid dynamics and market pressures. Our robust power execution platform is built upon 15 years of industry-leading experience in the design, manufacture, engineering, and operation of complex, industrial scale assets, leveraging our broad North American geographic footprint, expansive supply chain, and AI-enhanced operations and maintenance systems. Our comprehensive power solution is designed to address our customers’ top priorities: rapid, scalable deployment with uninterrupted operations and predictable power costs. LPI’s power as a service offering, underpinned by the Forte generation platform, Tempo power quality management system, and our midstream services, delivers resilience, economic efficiency, and operational flexibility. Our Chorus solution could further unlock power cost advantages through grid integration, while also transforming our customers into active contributors to grid reliability for local communities,” continued Mr. Gusek. “LPI’s distributed power solutions are a strategic cornerstone of resilient, future-proof energy planning for our customers.”
“We are focused on driving value creation, prioritizing long-term returns with our industry-leading completions business and our power growth platform,” commented Mr. Gusek. “Our success is fueled by the combination of cutting-edge technology, a dedicated workforce, and strategic partners across the energy ecosystem, powering innovation today to shape the future of the industry.”
Outlook
As we enter the new year, Liberty’s premier completions business and rapidly scaling power infrastructure platform position the company to lead through market cycles and capitalize on power growth potential. During 2025, we strengthened our core oilfield service operations while aggressively expanding our reach into the growing power market.
U.S. power demand is rising at the fastest pace in decades. The convergence of AI-driven data center expansion, the onshoring of domestic manufacturing, and increased industrial electrification has created structural demand growth for power. Underinvestment in grid infrastructure, transmission constraints, and evolving commercial realities and utility reforms, driven in part by public concerns, have catalyzed broader market recognition of the inherent strategic value of distributed power solutions. Against this backdrop, data center demand for power is projected to grow threefold by 2030, and already long interconnection queues continue to lengthen, highlighting the urgent need for flexible, scalable capacity to meet rapidly evolving energy requirements. LPI is well positioned to support this call, providing power consumers with predictable, long-term power prices. Our platform is designed to be economically competitive with today’s grid prices at our targeted returns and is increasingly advantaged as grid power prices rise over time.
Within North American oil and gas markets, conditions have now stabilized after a protracted period of softening activity, as the industry has largely adjusted to last year’s OPEC+ supply concerns and tariff-related volatility. Fourth quarter completions activity defied normal seasonal declines, surpassing expectations. Completions demand is projected to hold firm in 2026. North American producers are responding to global oil and gas dynamics with flat oil production targets and modest growth in gas-directed activity. Global oil markets are currently balancing a structural oil surplus, elevated geopolitical risk, and an OPEC+ production pause, keeping oil prices largely rangebound. Natural gas markets are supported by significant expansion in LNG export capacity and multi-year growth in power consumption.
Industry fundamentals are expected to improve over time as supply-side dynamics gradually rebalance with completions demand. Recent pricing pressures on completions services, combined with the slowdown in activity, have driven an acceleration in equipment cannibalization and attrition, while underinvestment in next generation technology has limited the replacement of lost capacity. As the market recalibrated at the start of the year, fewer crews are available to meet any incremental completions demand.

E&Ps remain focused on harnessing efficiency gains and engineering solutions to lower the total cost per unit of energy, driving the bar higher for technologically superior services and operational success to achieve these results. Few service providers are positioned to meet the increasing demand for multi-frac jobs, 24-hour continuous operations, and AI-optimized automation and real-time operational transparency that enhances completions execution and data-driven decision-making. This ongoing "flight to quality" is fundamentally reinforcing Liberty’s market leadership, as producers rely on our total service platform, seamlessly aligning our integrated services to deliver a superior service and drive relative outperformance.
“Liberty has evolved from a premier North American completions company into a diversified energy technology and power infrastructure platform. We invested in our technology and culture, while growing our oilfield market share and developing LPI,” commented Mr. Gusek. “This proactive stance has left us well-positioned to capitalize on the dual tailwinds of a potential completions inflection and the generational surge in U.S. power demand.”
“Our differentiated power execution platform and a robust pipeline of power projects position us to capture structural growth in power demand. We now plan to deploy approximately 3 GW of power projects by 2029 to deliver sustained, long duration earnings and high returns for our investors,” continued Mr. Gusek.
“Our first quarter is expected to reflect the full realization of pricing headwinds and winter weather disruption to drive lower sequential revenue and Adjusted EBITDA. While the precise timing of a broader oil market recovery remains uncertain, we are anticipating stabilization in completions markets, significant demand for our digiTechnologies platform at improved economics, and a powerful growth engine with AI and cloud data center power demand.”
Cash Dividend
During the quarter ended December 31, 2025, Liberty paid a quarterly cash dividend of $0.09 per share of Class A common stock, or approximately $15 million in aggregate to shareholders. During the year ended December 31, 2025, Liberty paid cash dividends of $53 million in aggregate to shareholders.
On January 20, 2026, the Board declared a cash dividend of $0.09 per share of Class A common stock, to be paid on March 18, 2026, to holders of record as of March 4, 2026.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Share Repurchase Program
During the year ended December 31, 2025, Liberty repurchased and retired 1,546,138 shares of Class A common stock at an average of $15.50 per share, representing 1% of shares outstanding, for approximately $24 million.
Liberty has cumulatively repurchased and retired 16% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $270 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.

2025 Full Year Results
For the year ended December 31, 2025, revenues of $4.0 billion decreased 7% from $4.3 billion for the year ended December 31, 2024.
Net income (after taxes) totaled $148 million for the year ended December 31, 2025 compared to $316 million for the year ended December 31, 2024.
Adjusted Net Income3 (after taxes) totaled $25 million for the year ended December 31, 2025 compared to $277 million for the year ended December 31, 2024.
Adjusted EBITDA1 of $634 million for the year ended December 31, 2025, decreased 31% from $922 million for the year ended December 31, 2024. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $0.89 for the year ended December 31, 2025 compared to $1.87 for the year ended December 31, 2024.
Adjusted Net Income per Diluted Share3 of $0.15 for the year ended December 31, 2025 compared to $1.64 for the year ended December 31, 2024.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Fourth Quarter Results
For the fourth quarter of 2025, revenue was $1 billion, an increase of 10% from $944 million in the fourth quarter of 2024 and 10% from $947 million in the third quarter of 2025.
Net income (after taxes) totaled $14 million for the fourth quarter of 2025 compared to $52 million in the fourth quarter of 2024 and $43 million in the third quarter of 2025.
Adjusted Net Income (Loss)3 totaled $8 million for the fourth quarter of 2025 compared to $17 million in the fourth quarter of 2024 and ($10 million) in the third quarter of 2025.
Adjusted EBITDA1 of $158 million for the fourth quarter of 2025 increased 1% from $156 million in the fourth quarter of 2024 and 23% from $128 million in the third quarter of 2025. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $0.08 for the fourth quarter of 2025 compared to $0.31 for the fourth quarter of 2024 and $0.26 for the third quarter of 2025.
Adjusted Net Income (Loss) per Diluted Share3 was $0.05 for the fourth quarter of 2025 compared to $0.10 for the fourth quarter of 2024 and $(0.06) for the third quarter of 2025.
Balance Sheet and Liquidity
As of December 31, 2025, Liberty had cash on hand of $28 million, an increase from third quarter levels, and total debt of $247 million drawn on the secured asset-based revolving credit facility (“ABL Facility”) and long-term note facility, a $6 million decrease from third quarter. Total liquidity, including availability under the ABL Facility, was $281 million as of December 31, 2025.
Conference Call
Liberty will host a conference call to discuss the results at 7:30 a.m. Mountain Time (9:30 a.m. Eastern Time) on Thursday, January 29, 2026. Presenting Liberty’s results will be Ron Gusek, chief executive officer, and Michael Stock, Chief Financial Officer.

Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (855) 669-9658, or for international callers (412) 317-0088. The passcode for the replay is 5460375. The replay will be available until February 5, 2026.
About Liberty
Liberty Energy Inc. (NYSE: LBRT) is a leading energy services company. Liberty is one of the largest providers of completion services and technologies to onshore oil, natural gas, and enhanced geothermal energy producers in North America. Liberty also owns and operates Liberty Power Innovations LLC, providing advanced distributed power and energy storage solutions, supported by strategic relationships across advanced nuclear, enhanced geothermal, and battery energy storage systems, serving the commercial and industrial, data center, energy, and mining industries. Liberty was founded in 2011 with a relentless focus on value creation through a culture of innovation and excellence and the development of next generation technology. Liberty is headquartered in Denver, Colorado. For more information, please visit www.libertyenergy.com and www.libertypowerinnovations.com, or contact Investor Relations at IR@libertyenergy.com.

1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    Cash Return on Capital Invested (“CROCI”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Cash Return on Capital Invested” at the end of this earnings release.
3     “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted Pre-Tax Return on Capital Employed (“ROCE”), and Cash Return on Capital Invested (“CROCI”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, unrealized gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net Income and Adjusted Net Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as unrealized gain or loss on investments, net and transaction and other costs, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net Income as net income after eliminating the effects of such excluded items and Adjusted Net Income per Diluted Share as Adjusted Net Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, unrealized gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended December 31, 2025 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of December 31, 2025 and December 31, 2024. CROCI is defined as the ratio of Adjusted EBITDA to the average of the beginning and ending period Gross Capital Invested (total assets plus accumulated depreciation and depletion less non-interest bearing current liabilities). ROCE and CROCI are presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE and CROCI for that purpose. ROCE and CROCI are not measures of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, outlook for the power industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the impact of policy, regulatory, and legislative changes, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on February 6, 2025 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contacts:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Vice President of Investor Relations

303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,038,737	$947,397	$943,574	$4,006,116	$4,315,161
Costs of services, excluding depreciation, depletion, and amortization shown separately	824,625	769,761	741,754	3,168,109	3,200,506
General and administrative (1)	65,033	58,284	56,174	247,436	225,474
Transaction and other costs	29	—	—	840	—
Depreciation, depletion, and amortization	120,243	122,981	132,164	500,332	505,050
Loss (gain) on disposal of assets	8,925	(1,210)	(11,442)	16,691	(5,337)
Total operating expenses	1,018,855	949,816	918,650	3,933,408	3,925,693
Operating income	19,882	(2,419)	24,924	72,708	389,468
(Gain) loss on remeasurement of liability under tax receivable agreements	(147)	—	3,210	(147)	3,210
Gain on investments, net	(6,759)	(68,353)	(44,753)	(162,642)	(49,227)
Interest expense, net	9,699	10,902	8,499	40,306	32,214
Net income before taxes	17,089	55,032	57,968	195,191	403,271
Income tax expense	3,399	11,977	6,075	47,319	87,261
Net income	13,690	43,055	51,893	147,872	316,010
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.08	$0.27	$0.32	$0.91	$1.91
Diluted	$0.08	$0.26	$0.31	$0.89	$1.87
Weighted average common shares outstanding:
Basic	161,967	161,959	162,856	161,932	165,026
Diluted	166,027	165,066	167,163	165,365	169,398

Other Financial and Operational Data
Capital expenditures (2)	$202,843	$113,034	$188,148	$570,801	$627,057
Adjusted EBITDA (3)	$157,519	$127,679	$155,740	$634,146	$921,593

(1)General and administrative costs for the year ended December 31, 2025 include $10.2 million of non-cash stock-based compensation expense related to the resignation of the Company’s former Chief Executive Officer upon confirmation as Secretary of Energy of the United States.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$27,554	$19,984
Accounts receivable and unbilled revenue	605,370	539,856
Inventories	188,125	203,469
Prepaids and other current assets	56,921	85,214
Total current assets	877,970	848,523
Property and equipment, net	2,054,185	1,890,998
Operating and finance lease right-of-use assets	407,452	356,435
Investments in equity securities	70,840	81,036
Other assets	147,858	119,402
Total assets	$3,558,305	$3,296,394
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$598,658	$571,305
Current portion of operating and finance lease liabilities	116,598	95,218
Current portion of long-term debt	5,097	—
Total current liabilities	720,353	666,523
Long-term debt, net of discount	241,510	190,500
Long-term operating and finance lease liabilities	255,081	247,888
Deferred tax liability	195,602	137,728
Payable pursuant to tax receivable agreements	66,870	74,886
Total liabilities	1,479,416	1,317,525

Stockholders’ equity:
Common stock	1,620	1,619
Additional paid in capital	978,384	977,484
Retained earnings	1,112,747	1,019,517
Accumulated other comprehensive loss	(13,862)	(19,751)
Total stockholders’ equity	2,078,889	1,978,869
Total liabilities and equity	$3,558,305	$3,296,394

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$13,690	$43,055	$51,893	$147,872	$316,010
Depreciation, depletion, and amortization	120,243	122,981	132,164	500,332	505,050
Interest expense, net	9,699	10,902	8,499	40,306	32,214
Income tax expense	3,399	11,977	6,075	47,319	87,261
EBITDA	$147,031	$188,915	$198,631	$735,829	$940,535
Stock-based compensation expense	8,440	7,301	10,094	41,922	32,412
Gain on investments, net	(6,759)	(68,353)	(44,753)	(162,642)	(49,227)
Loss (gain) on disposal of assets	8,925	(1,210)	(11,442)	16,691	(5,337)
(Gain) loss on remeasurement of liability under tax receivable agreements	(147)	—	3,210	(147)	3,210
Transaction and other costs	29	—	—	840	—
Provision for credit losses	—	1,026	—	1,653	—
Adjusted EBITDA	$157,519	$127,679	$155,740	$634,146	$921,593

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$13,690	$43,055	$51,893	$147,872	$316,010
Adjustments:
Less: Gain on investments, net	(6,759)	(68,353)	(44,753)	(162,642)	(49,227)
Add back: Transaction and other costs	29	—	—	840	—
Total adjustments, before taxes	(6,730)	(68,353)	(44,753)	(161,802)	(49,227)
Income tax benefit of adjustments	(853)	(15,756)	(9,582)	(39,156)	(10,633)
Adjusted Net Income (Loss)	$7,813	$(9,542)	$16,722	$25,226	$277,416

Diluted weighted average common shares outstanding	166,027	165,066	167,163	165,365	169,398
Net income per diluted share	$0.08	$0.26	$0.31	$0.89	$1.87
Adjusted net income (loss) per diluted share	$0.05	$(0.06)	$0.10	$0.15	$1.64

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	December 31,
	2025	2024
Net income	$147,872
Add back: Income tax expense	47,319
Less: Gain on remeasurement of liability under tax receivable agreements (1)	(147)
Less: Gain on investments, net	(162,642)
Add back: Transaction and other costs	840
Adjusted Pre-tax net income	$33,242
Capital Employed
Total debt, net of discount	$246,607	$190,500
Total equity	2,078,889	1,978,869
Total Capital Employed	$2,325,496	$2,169,369

Average Capital Employed (2)	$2,247,433
Adjusted Pre-Tax Return on Capital Employed (3)	1%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of a change in the estimated future effective tax rate and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of December 31, 2025 and 2024.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of adjusted pre-tax net income for the twelve months ended December 31, 2025 to Average Capital Employed.

Calculation of Cash Return on Capital Invested
	Twelve Months Ended
	December 31,
	2025	2024
Adjusted EBITDA (1)	$634,146
Gross Capital Invested
Total assets	$3,558,305	$3,296,394
Add back: Accumulated depreciation, depletion, and amortization	1,968,065	1,917,551
Less: Accounts payable and accrued liabilities	598,658	571,305
Total Gross Capital Invested	$4,927,712	$4,642,640

Average Gross Capital Invested (2)	$4,785,176
Cash Return on Capital Invested (3)	13%

(1)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” above.
(2)Average Gross Capital Invested is the simple average of Gross Capital Invested as of December 31, 2025 and 2024.
(3)Cash Return on Capital Invested is the ratio of Adjusted EBITDA, as reconciled above, for the twelve months ended December 31, 2025 to Average Gross Capital Invested.

Reconciliation of Historical Net Income (Loss) to EBITDA and Adjusted EBITDA
	Year Ended December 31,
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income (loss)	$556,408	$400,302	$(187,004)	$(160,674)	$74,864	$249,033	$168,501	$(60,560)	$(9,061)	$34,519	$8,881	$25,807
Depreciation, depletion, and amortization	421,514	323,028	262,757	180,084	165,379	125,110	81,473	41,362	36,436	21,749	12,881	5,875
Interest expense, net	27,506	22,715	15,603	14,505	14,681	17,145	12,636	6,126	5,501	3,610	1,139	—
Income tax (benefit) expense	178,482	(793)	9,216	(30,857)	14,052	40,385	—	—	—	—	—	—
EBITDA	$1,183,910	$745,252	$100,572	$3,058	$268,976	$431,673	$262,610	$(13,072)	$32,876	$59,878	$22,901	$31,682
Stock-based compensation expense	33,026	23,108	19,946	17,139	13,592	5,450	—	—	—	—	—	—
Fleet start-up costs	2,082	17,007	2,751	12,175	4,519	10,069	13,955	4,280	1,044	4,502	2,711	—
Transaction and other costs	2,053	5,837	15,138	21,061	—	834	4,015	5,877	446	—	—	—
(Gain) loss on disposal of assets	(6,994)	(4,603)	779	(411)	2,601	(4,342)	148	(2,673)	423	494	—	—
Provision for credit losses	808	—	745	4,877	1,053	—	—	—	6,424	—	—	—
Loss (gain) on remeasurement of liability under tax receivable agreements	(1,817)	76,191	(19,039)	—	—	—	—	—	—	—	—	—
Gain on investments	—	(2,525)	—	—	—	—	—	—	—	—	—	—
Adjusted EBITDA	$1,213,068	$860,267	$120,892	$57,899	$290,741	$443,684	$280,728	$(5,588)	$41,213	$64,874	$25,612	$31,682

Calculation of Historical Cash Return on Capital Invested
		Year Ended December 31,
	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Adjusted EBITDA (1)	$921,593	$1,213,068	$860,267	$120,892	$57,899	$290,741	$443,684	$280,728	$(5,588)	$41,213	$64,874	$25,612	$31,682
Gross Capital Invested
Total assets	$3,296,394	$3,033,557	$2,575,932	$2,040,660	$1,889,942	$1,283,429	$1,116,501	$852,103	$451,845	$296,971	$331,671	$174,813	$107,225	$35,699
Add back: Accumulated depreciation, depletion, and amortization	1,917,551	1,501,685	1,141,656	863,194	622,530	455,687	307,277	198,453	117,779	77,057	40,715	19,082	6,196	321
Less: Accounts payable and accrued liabilities	571,305	572,029	609,790	528,468	311,721	226,567	219,351	220,494	118,949	52,688	99,005	26,600	13,275	1,718
Total Gross Capital Invested	$4,642,640	$3,963,213	$3,107,798	$2,375,386	$2,200,751	$1,512,549	$1,204,427	$830,062	$450,675	$321,340	$273,381	$167,295	$100,146	$34,302

Average Gross Capital Invested (2)	$4,302,927	$3,535,506	$2,741,592	$2,288,069	$1,856,650	$1,358,488	$1,017,245	$640,369	$386,008	$297,361	$220,338	$133,721	$67,224
Cash Return on Capital Invested (3)	21%	34%	31%	5%	3%	21%	44%	44%	(1)%	14%	29%	19%	47%
(1)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Historical Non-GAAP Financial and Operational Measures” above.
(2)Average Gross Capital Invested is the simple average of Gross Capital Invested as of the end of the current year and prior year.
(3)Cash Return on Capital Invested is the ratio of Adjusted EBITDA, as reconciled above, for the year then ended to Average Gross Capital Invested.